Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Brian Korb
Chief Financial Officer	646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS TO PRESENT AT THE 2009 JP MORGAN HEALTHCARE CONFERENCE

Mountain View, Calif, January 6, 2009 — VIVUS, Inc (NASDAQ: VVUS) a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that Leland F. Wilson, president and CEO, will present an overview of the company at the 27th Annual JP Morgan Healthcare Conference.  The JP Morgan Healthcare conference will take place in San Francisco from January 12th to the 15th and will feature presentations by more than 300 healthcare companies to over 3,500 investors in attendance.

The VIVUS presentation will take place at the Westin St. Francis Hotel on Monday, January 12, 2009 at 1:30 p.m. PT.  A live webcast and 30-day archive of the presentation will be available at http://www.vivus.com or on the JP Morgan Healthcare Conference website at http://metameetings.com/webcasts/jpmorgan/healthcare09/directlink/?ticker=vvus

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational product candidates addressing obesity, diabetes and sexual health. The investigational pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity and has completed a phase 2 study for the treatment of type 2 diabetes; avanafil, which is in phase 3 for the treatment of erectile dysfunction (“ED”), and Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (“HSDD”).  MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200 Fax 650-934-5389 www.vivus.com to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

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